Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports Second Quarter 2017 Earnings
Comparable sales increase on healthy traffic growth

•	Second quarter GAAP EPS from continuing operations of $1.22 were 14.2 percent higher than last year. Adjusted EPS[1] of $1.23 were essentially flat to last year.

•	Second quarter comparable sales increased 1.3 percent, driven by traffic growth of 2.1 percent.

•	Comparable digital channel sales increased 32 percent, on top of 16 percent growth in second quarter 2016.

•	In the second quarter, Target devoted $717 million to capital investment, paid dividends of $331 million, and returned $296 million through share repurchases.

•	For additional media materials, please visit:
https://corporate.target.com/article/2017/08/q2-2017-earnings

MINNEAPOLIS (Aug. 16, 2017) - Target Corporation (NYSE: TGT) today reported a second quarter 2017 comparable sales increase of 1.3 percent and GAAP earnings per share (EPS) from continuing operations of $1.22, an increase of 14.2 percent from second quarter 2016. Second quarter adjusted earnings per share from continuing operations (Adjusted EPS) were $1.23, an increase of 0.1 percent from second quarter 2016. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the “Miscellaneous” section of this release, as well as the tables of this release, for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Announces Second Quarter 2017 Earnings - Page 2 of 5
“I want to thank the team for their strong execution in the second quarter, which drove broad-based improvement in Target’s performance. In particular, we are pleased that second-quarter traffic increased more than 2 percent, reflecting growth in both our store and digital channels,” said Brian Cornell, chairman and CEO of Target. “We continue to focus on our long-term strategy, as we work to transform every part of our business and build an even better Target that will thrive in this new era in retail. While our recent results are encouraging, we will continue to plan prudently as we invest in building our brands, our digital channel, the value we provide our guests and elevating service levels in our stores.”

Third Quarter and Fiscal 2017 Guidance
Target expects that both third quarter and fourth quarter 2017 comparable sales growth will be within the range the Company experienced in the first and second quarters of 2017. The Company expects its full-year 2017 comparable sales growth will be in a range around flat, plus or minus 1 percent.
For third quarter 2017, the Company expects both GAAP EPS from continuing operations and Adjusted EPS of $0.75 to $0.95. For full-year 2017, the Company now expects GAAP EPS from continuing operations of $4.35 to $4.55, and Adjusted EPS of $4.34 to $4.54, compared with prior guidance of $3.80 to $4.20. The 1 cent difference between the full-year guidance ranges for GAAP EPS from continuing operations and Adjusted EPS is due to the income tax matters excluded from Adjusted EPS in the first half of the year.
Third quarter and full-year 2017 GAAP EPS from continuing operations may include the impact of additional discrete items which will be excluded in calculating Adjusted EPS. The only additional discrete item of which the Company is aware is a possible net benefit from income tax matters not related to current period operations in an amount that cannot presently be estimated.

Segment Results
Second quarter 2017 sales increased 1.6 percent to $16.4 billion from $16.2 billion last year, reflecting a 1.3 percent comparable sales increase combined with the benefit from sales in non-mature stores. Comparable digital channel sales grew 32 percent and contributed 1.1

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Target Corporation Announces Second Quarter 2017 Earnings - Page 3 of 5
percentage points to comparable sales growth. Segment earnings before interest expense and income taxes (EBIT), which is Target’s measure of segment profit, were $1,114 million in second quarter 2017, a decrease of 10.3 percent from $1,241 million in second quarter 2016.

Second quarter EBIT margin rate was 6.8 percent, compared with 7.7 percent in 2016. Second quarter gross margin rate2 was 30.5 percent, compared with 30.9 percent in 2016, reflecting increased digital fulfillment costs and the Company’s efforts to improve pricing and promotions. Second quarter SG&A expense rate was 20.6 percent in 2017, compared with 20.1 percent in 2016, driven by higher compensation costs, primarily due to increased bonus expense, and impairment losses resulting from planned or completed store closures and supply chain changes partially offset by the benefit of the Company’s cost-saving efforts.

Interest Expense and Taxes from Continuing Operations
The Company’s second quarter 2017 net interest expense was $135 million, compared with $307 million last year. The decline was primarily driven by a $161 million charge related to the early retirement of debt in second quarter 2016, combined with the benefit of lower debt balances in second quarter 2017.
Second quarter 2017 effective income tax rate from continuing operations was 31.4 percent, compared with 33.6 percent last year. The decrease was primarily due to the net tax effect of the Company’s global sourcing operations.

Capital Returned to Shareholders
In second quarter 2017, the Company returned $627 million to shareholders, which consisted of:

•	Dividends of $331 million.

•	Repurchases of 5.6 million shares of common stock at an average price of $52.45, for a total investment of $296 million.

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[2]During the second quarter of 2017, we reclassified supply chain-related depreciation expense into cost of sales and out of depreciation and amortization on our Consolidated Statements of Operations. Prior year amounts have been reclassified to reflect this change. Updated financials for the prior thirteen quarters have been posted on our Investor Relations website at investors.target.com.

Target Corporation Announces Second Quarter 2017 Earnings - Page 4 of 5
As of the end of second quarter 2017, the Company had approximately $4.1 billion of remaining capacity under its current $5 billion share repurchase program.
For the trailing twelve months through second quarter 2017, after-tax return on invested capital (ROIC) was 13.8 percent, compared with 15.8 percent for the twelve months through second quarter 2016. Excluding the net gain on the sale of the pharmacy and clinic businesses, ROIC for the trailing twelve months through second quarter 2016 was 13.7 percent. The year-over-year improvement in second quarter 2017 primarily reflected the benefit of a lower base of working capital partially offset by the impact of lower profits. See the “Reconciliation of Non-GAAP Financial Measures” section of this release for additional information about the Company’s ROIC calculation.

Discontinued Operations
Second quarter net earnings from discontinued operations were $1 million, compared with net earnings of $55 million last year. Second quarter 2016 net earnings from discontinued operations primarily reflected tax benefits from investment losses in Canada recognized upon court approval of Target Canada’s liquidation plan.

Conference Call Details
Target will webcast its second quarter earnings conference call at 7:00 a.m. CDT today. Investors and the media are invited to listen to the call at investors.target.com (hover over “company” then click on “events & presentations” in the “investors” column). A telephone replay of the call will be available beginning at approximately 10:30 a.m. CDT today through the end of business on Aug. 18, 2017. The replay number is 800-238-0563.

Miscellaneous
Statements in this release regarding third quarter, fourth quarter and full-year 2017 earnings per share and comparable sales guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The

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Target Corporation Announces Second Quarter 2017 Earnings - Page 5 of 5
most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Jan. 28, 2017. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

In addition to the GAAP results provided in this release, the Company provides Adjusted EPS for the three and six-month periods ended July 29, 2017 and July 30, 2016. The Company also provides ROIC for the twelve-month periods ended July 29, 2017, and July 30, 2016, which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between the Company and its competitors. Adjusted EPS, capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (GAAP). Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Management believes ROIC is useful in assessing the effectiveness of its capital allocation over time. The most comparable GAAP measure for adjusted diluted EPS is diluted EPS from continuing operations. The most comparable GAAP measure for capitalized operating lease obligations and operating lease interest is total rent expense. Adjusted EPS, capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS and ROIC differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,816 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals millions of dollars a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.
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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
(millions, except per share data) (unaudited)	July 29, 2017	July 30, 2016	Change	July 29, 2017	July 30, 2016	Change
Sales	$16,429	$16,169	1.6%	$32,446	$32,364	0.3%
Cost of sales (a)	11,419	11,172	2.2	22,618	22,421	0.9
Gross margin	5,010	4,997	0.3	9,828	9,943	(1.2)
Selling, general and administrative expenses	3,382	3,249	4.1	6,515	6,402	1.8
Depreciation and amortization (exclusive of depreciation included in cost of sales) (a)	514	500	2.8	1,022	981	4.1
Earnings from continuing operations before interest expense and income taxes	1,114	1,248	(10.8)	2,291	2,560	(10.5)
Net interest expense	135	307	(56.2)	278	722	(61.4)
Earnings from continuing operations before income taxes	979	941	4.1	2,013	1,838	9.5
Provision for income taxes	308	316	(2.6)	664	599	10.9
Net earnings from continuing operations	671	625	7.4	1,349	1,239	8.9
Discontinued operations, net of tax	1	55		4	73
Net earnings	$672	$680	(1.2)%	$1,353	$1,312	3.1%
Basic earnings per share
Continuing operations	$1.22	$1.07	13.8%	$2.45	$2.10	16.7%
Discontinued operations	—	0.09		0.01	0.12
Net earnings per share	$1.22	$1.17	4.7%	$2.45	$2.22	10.4%
Diluted earnings per share
Continuing operations	$1.22	$1.07	14.2%	$2.44	$2.08	17.1%
Discontinued operations	—	0.09		0.01	0.12
Net earnings per share	$1.22	$1.16	5.1%	$2.44	$2.20	10.9%
Weighted average common shares outstanding
Basic	549.3	582.2	(5.6)%	550.8	590.3	(6.7)%
Dilutive impact of share-based awards	2.6	4.6	0	2.8	5.0
Diluted	551.9	586.8	(6.0)%	553.6	595.3	(7.0)%
Antidilutive shares	5.2	0.2		3.6	0.1
Dividends declared per share	$0.62	$0.60	3.3%	$1.22	$1.16	5.2%
Note: Per share amounts may not foot due to rounding.
(a) Refer to the Segment Results section for information about a reclassification of supply chain-related depreciation expense to cost of sales.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions) (unaudited)	July 29, 2017	January 28, 2017	July 30, 2016
Assets
Cash and cash equivalents	$2,291	$2,512	$1,480
Inventory	8,257	8,309	8,631
Assets of discontinued operations	19	69	83
Other current assets	1,053	1,100	1,309
Total current assets	11,620	11,990	11,503
Property and equipment
Land	6,089	6,106	6,111
Buildings and improvements	28,041	27,611	27,315
Fixtures and equipment	5,361	5,503	5,282
Computer hardware and software	2,518	2,651	2,504
Construction-in-progress	423	200	232
Accumulated depreciation	(17,571)	(17,413)	(16,510)
Property and equipment, net	24,861	24,658	24,934
Noncurrent assets of discontinued operations	10	12	17
Other noncurrent assets	875	771	834
Total assets	$37,366	$37,431	$37,288
Liabilities and shareholders’ investment
Accounts payable	$7,584	$7,252	$6,811
Accrued and other current liabilities	3,790	3,737	3,544
Current portion of long-term debt and other borrowings	1,354	1,718	647
Liabilities of discontinued operations	1	1	1
Total current liabilities	12,729	12,708	11,003
Long-term debt and other borrowings	10,892	11,031	12,063
Deferred income taxes	784	861	754
Noncurrent liabilities of discontinued operations	18	18	19
Other noncurrent liabilities	1,845	1,860	1,872
Total noncurrent liabilities	13,539	13,770	14,708
Shareholders’ investment
Common stock	46	46	48
Additional paid-in capital	5,707	5,661	5,562
Retained earnings	5,961	5,884	6,579
Accumulated other comprehensive loss	(616)	(638)	(612)
Total shareholders’ investment	11,098	10,953	11,577
Total liabilities and shareholders’ investment	$37,366	$37,431	$37,288
Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 546,183,291, 556,156,228 and 574,801,225 shares issued and outstanding at July 29, 2017, January 28, 2017 and July 30, 2016, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at July 29, 2017, January 28, 2017 or July 30, 2016.

 Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Six Months Ended
(millions) (unaudited)	July 29, 2017	July 30, 2016
Operating activities
Net earnings	$1,353	$1,312
Earnings from discontinued operations, net of tax	4	73
Net earnings from continuing operations	1,349	1,239
Adjustments to reconcile net earnings to cash provided by operations
Depreciation and amortization	1,151	1,116
Share-based compensation expense	43	67
Deferred income taxes	(87)	(79)
Loss on debt extinguishment	—	422
Noncash losses / (gains) and other, net	81	(26)
Changes in operating accounts
Inventory	52	(29)
Other assets	74	131
Accounts payable	332	(607)
Accrued and other liabilities	(129)	(838)
Cash provided by operating activities—continuing operations	2,866	1,396
Cash provided by operating activities—discontinued operations	57	92
Cash provided by operations	2,923	1,488
Investing activities
Expenditures for property and equipment	(1,203)	(684)
Proceeds from disposal of property and equipment	22	14
Other investments	(80)	1
Cash required for investing activities	(1,261)	(669)
Financing activities
Additions to long-term debt	—	1,979
Reductions of long-term debt	(614)	(2,611)
Dividends paid	(663)	(666)
Repurchase of stock	(615)	(2,238)
Stock option exercises	9	151
Cash required for financing activities	(1,883)	(3,385)
Net decrease in cash and cash equivalents	(221)	(2,566)
Cash and cash equivalents at beginning of period	2,512	4,046
Cash and cash equivalents at end of period	$2,291	$1,480

 Subject to reclassification

TARGET CORPORATION

Segment Results

	Three Months Ended			Six Months Ended
(millions) (unaudited)	July 29, 2017	July 30, 2016	Change	July 29, 2017	July 30, 2016	Change
Sales	$16,429	$16,169	1.6%	$32,446	$32,364	0.3%
Cost of sales (a)	11,419	11,172	2.2	22,618	22,421	0.9
Gross margin	5,010	4,997	0.3	9,828	9,943	(1.2)
SG&A expenses (b)	3,382	3,256	3.9	6,515	6,398	1.8
Depreciation and amortization (exclusive of depreciation included in cost of sales) (a)	514	500	2.8	1,022	981	4.1
EBIT	$1,114	$1,241	(10.3)%	$2,291	$2,564	(10.6)%
(a) During the second quarter of 2017, we reclassified supply chain-related depreciation expense to cost of sales whereas it was previously included in depreciation and amortization on our Consolidated Statements of Operations. We reclassified prior year amounts to reflect this change. This reclassification increased cost of sales by $64 million and $129 million for the three and six months ended July 29, 2017, respectively, and $70 million and $135 million for the three and six months ended July 30, 2016, respectively, with equal and offsetting decreases to depreciation and amortization. This reclassification had no impact on sales, EBIT, net earnings or earnings per share.
(b) SG&A includes $172 million and $342 million net profit-sharing income under our credit card program agreement for the three and six months ended July 29, 2017, respectively, and $163 million and $321 million for the three and six months ended July 30, 2016, respectively.

	Three Months Ended		Six Months Ended
Rate Analysis (unaudited)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Gross margin rate (a)	30.5%	30.9%	30.3%	30.7%
SG&A expense rate	20.6	20.1	20.1	19.8
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate (a)	3.1	3.1	3.2	3.0
EBIT margin rate	6.8	7.7	7.1	7.9
Note: Rate analysis metrics are computed by dividing the applicable amount by sales.
(a) Reclassifying supply chain-related depreciation expense to cost of sales reduced the gross margin and depreciation and amortization rates by (0.4) percent for all periods presented.

	Three Months Ended		Six Months Ended
Sales by Channel (unaudited)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Stores	95.7%	96.7%	95.7%	96.6%
Digital	4.3	3.3	4.3	3.4
Total	100%	100%	100%	100%

	Three Months Ended		Six Months Ended
Comparable Sales (unaudited)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Comparable sales change	1.3%	(1.1)%	—%	—%
Drivers of change in comparable sales
Number of transactions	2.1	(2.2)	0.6	(0.9)
Average transaction amount	(0.7)	1.1	(0.7)	1.0
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change (unaudited)	Three Months Ended		Six Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Stores channel comparable sales change	0.2%	(1.6)%	(1.0)%	(0.5)%
Digital channel contribution to comparable sales change	1.1	0.5	0.9	0.6
Total comparable sales change	1.3%	(1.1)%	—%	—%
Note: Amounts may not foot due to rounding.

	Three Months Ended		Six Months Ended
REDcard Penetration (unaudited)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Target Debit Card	13.0%	12.7%	13.2%	12.9%
Target Credit Cards	11.6	11.1	11.3	10.7
Total REDcard Penetration	24.6%	23.9%	24.5%	23.6%
Note: Amounts may not foot due to rounding.

Number of Stores and Retail Square Feet (unaudited)	Number of Stores			Retail Square Feet (a)
	July 29, 2017	January 28, 2017	July 30, 2016	July 29, 2017	January 28, 2017	July 30, 2016
170,000 or more sq. ft.	276	276	278	49,328	49,328	49,688
50,000 to 169,999 sq. ft.	1,506	1,504	1,505	189,796	189,620	189,732
49,999 or less sq. ft.	34	22	14	958	554	300
Total	1,816	1,802	1,797	240,082	239,502	239,720
(a)  In thousands, reflects total square feet less office, distribution center, and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently than we do, limiting the usefulness of the measure for comparisons with other companies.

	Three Months Ended
	July 29, 2017			July 30, 2016
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$1.22			$1.07	14.2%
Adjustments
Loss on early retirement of debt	$—	$—	$—	$161	$98	$0.17
Pharmacy Transaction-related costs (a)	—	—	—	(7)	(4)	(0.01)
Income tax matters (b)	—	5	0.01	—	—	—
Adjusted diluted earnings per share from continuing operations			$1.23			$1.23	0.1%

	Six Months Ended
	July 29, 2017			July 30, 2016
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$2.44			$2.08	17.1%
Adjustments
Loss on early retirement of debt	$—	$—	$—	$422	$257	$0.43
Pharmacy Transaction-related costs (a)	—	—	—	4	3	—
Income tax matters (b)	—	(2)	—	—	(3)	—
Adjusted diluted earnings per share from continuing operations			$2.43			$2.51	(3.2)%
Note: Amounts may not foot due to rounding.
(a) Represents items related to the December 2015 sale of our pharmacy and clinic businesses to CVS (Pharmacy Transaction).
(b) Represents expense/(income) from income tax matters not related to current period operations.

We have also disclosed after-tax return on invested capital from continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between us and our competitors. We believe this metric provides a meaningful measure of the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently than we do, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions) (unaudited)	July 29, 2017	July 30, 2016
Earnings from continuing operations before interest expense and income taxes	$4,700	$5,605
+ Operating lease interest (a)(b)	76	77
Adjusted earnings from continuing operations before interest expense and income taxes	4,776	5,682
- Income taxes (c)	1,571	1,791
Net operating profit after taxes	$3,205	$3,891

Denominator (dollars in millions) (unaudited)	July 29, 2017	July 30, 2016	August 1, 2015
Current portion of long-term debt and other borrowings	$1,354	$647	$841
+ Noncurrent portion of long-term debt	10,892	12,063	11,817
+ Shareholders' equity	11,098	11,577	13,942
+ Capitalized operating lease obligations (b)(d)	1,257	1,274	1,497
- Cash and cash equivalents	2,291	1,480	2,742
- Net assets of discontinued operations	10	80	217
Invested capital	$22,300	$24,001	$25,138
Average invested capital (e)	$23,150	$24,569

After-tax return on invested capital (f)	13.8%	15.8%
(a) Represents the add-back to operating income to reflect the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as capital leases, using eight times our trailing twelve months rent expense and an estimated interest rate of six percent.
(b) See the following Reconciliation of Capitalized Operating Leases table for the adjustments to our GAAP total rent expense to obtain the hypothetical capitalization of operating leases and related operating lease interest.
(c) Calculated using the effective tax rate for continuing operations, which was 32.9 percent and 31.5 percent for the trailing twelve months ended July 29, 2017 and July 30, 2016, respectively. For the trailing twelve months ended July 29, 2017 and July 30, 2016, includes tax effect of $1,546 million and $1,767 million, respectively, related to EBIT and $25 million and $24 million, respectively, related to operating lease interest.
(d) Calculated as eight times our trailing twelve months rent expense.
(e) Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.
(f) Excluding the net gain on the Pharmacy Transaction, ROIC was 13.7 percent for the trailing twelve months ended July 30, 2016.

Capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is total rent expense. Capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.

Reconciliation of Capitalized Operating Leases	Trailing Twelve Months
(dollars in millions) (unaudited)	July 29, 2017	July 30, 2016	August 1, 2015
Total rent expense	$157	$159	$187
Capitalized operating lease obligations (total rent expense x 8)	1,257	1,274	1,497
Operating lease interest (capitalized operating lease obligations x 6%)	76	77	n/a
Subject to reclassification